EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of Morgan Stanley Mortgage Loan Trust 2007-10XS, relating to the Mortgage Pass-Through Certificates, Series 2007-10XS, comprising part of the Registration Statement (No. 333-130684) of Morgan Stanley Capital I Inc., on Form S-3 of our report dated March 1, 2007 relating to the consolidated financial statements of MBIA Insurance Corporation, which is included in Exhibit 99 in MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 26, 2007